Exhibit (a)(4)

                        Offer to Purchase for Cash
                  All Outstanding Shares of Common Stock

                                    of

                            TriMas Corporation

                                    at

                           $34.50 Net Per Share

                                    by

                        MascoTech Acquisition, Inc.
                       a wholly owned subsidiary of
                              MascoTech, Inc.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
     TIME, ON FRIDAY, JANUARY 16, 1998, UNLESS THE OFFER IS EXTENDED.
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                                                            December 17, 1997

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

               Smith Barney Inc. (now associated with Salomon Brothers Inc and collectively with Salomon Brothers Inc doing business as Salomon Smith Barney) has been appointed by MascoTech Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of MascoTech, Inc. ("Parent"), to act as the Dealer Manager in connection with Purchaser's offer to purchase all issued and outstanding shares (the "Shares") of common stock, $.01 par value per share, of TriMas Corporation, a Delaware corporation (the "Company"), at a price of $34.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated December 17, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

               The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of the then issued and outstanding Shares (not including Shares tendered by Parent, its subsidiaries or its Chief Executive Officer or by Masco Corporation), which represents at least a majority of the then issued and outstanding Shares (excluding for purposes of this calculation all Shares owned by Parent, its subsidiaries, its Chief Executive Officer or by Masco Corporation and all Shares that may not be tendered pursuant to the Offer because they are subject to restrictions under certain Company stock plans).

               Enclosed for your information and use are copies of the following documents:

               1. Offer to Purchase, dated December 17, 1997;

               2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

               3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

               4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

               5. A letter to stockholders of the Company from Brian P. Campbell, President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company, recommending that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer;

               6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

               7. Return envelope addressed to the Depositary.

               YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 16, 1998, UNLESS THE OFFER IS EXTENDED.

               In all cases, payment for Shares accepted for payment pursuant to the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

               If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

               None of Purchaser, Parent nor any officer, director, stockholder, agent or other representative of Purchaser or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

               Any inquiries you may have with respect to the Offer should be addressed to Salomon Smith Barney or D.F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

               Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                   Very truly yours,


                                   SALOMON SMITH BARNEY


               NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU, OR ANY OTHER PERSON, THE AGENT OF PARENT, PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.